As filed with the Securities and Exchange Commission on September 20, 2016

Registration No. 333-205565

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-205565

UNDER

THE SECURITIES ACT OF 1933

RANGE RESOURCES – LOUISIANA, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4710769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Goldberg

Vice President – Legal, Deputy General Counsel and Assistant Secretary

Range Resources – Louisiana, Inc.

100 Throckmorton Street, Suite 1200

Fort Worth, Texas 76102

(817) 870-2601

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement of Range Resources – Louisiana, Inc., formerly Memorial Resource Development Corp. (the “Registrant”), on Form S-3 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-205565, which was filed with the SEC on July 8, 2015, and pursuant to which the sale or issuance by the Registrant of following securities was registered:

¡	shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”);
¡	shares of preferred stock, par value $0.01 per share, of the Registrant; and
¡	debt securities of the Registrant, which were contemplated to include senior or subordinated debt, and which were contemplated to have been possibly guaranteed by certain of the Registrant’s current or former subsidiaries, including Range Louisiana Operating, LLC (formerly known as MRD Operating LLC).

In addition, the Registration Statement also registered the sale of shares of Common Stock by certain selling stockholders in one or more secondary offerings.

On September 16, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 15, 2016 (the “Merger Agreement”), by and among Range Resources Corporation (“Range”), Medina Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the result that the Registrant became a direct, wholly-owned subsidiary of Range. As a result of the Merger, each issued and outstanding share of Common Stock was converted into the right to receive 0.375 of a share of common stock of Range, par value $0.01 per share.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. In that regard, and for the avoidance of doubt, the selling stockholders under the Registration Statement no longer own any shares of Common Stock as a result of the Merger.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant that had been registered for issuance but remain unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 20th day of September, 2016.

RANGE RESOURCES – LOUISIANA, INC.

By:	/s/ Jeffrey L. Ventura
Name: Jeffrey L. Ventura
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey L. Ventura Jeffrey L. Ventura	Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2016

/s/ Roger S. Manny Roger S. Manny	Chief Financial Officer and Director (Principal Financial Officer)	September 20, 2016

/s/ Dori A. Ginn Dori A. Ginn	Senior Vice President – Controller (Principal Accounting Officer)	September 20, 2016

/s/ Ray N. Walker, Jr. Ray N. Walker, Jr.	Director	September 20, 2016